Japanese GAAP
Consolidated Financial Statements

(TRANSLATION)
February 5, 2007
Condensed Statements of Consolidated Financial Results
for the Nine Months Ended December 31, 2006

Company Name:	NIS GROUP CO., LTD. (URL: http://www.nisgroup.jp/)

Stock Exchange Listings:	Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading Symbol: NIS)

President:	Shinsuke Amiya Representative Director & Co-CEO

Inquiries:	Akihiro Nojiri Executive Director & Executive Officer (Tel: +81-3-3348-2424)

Application of GAAP:	Japanese GAAP

Japanese GAAP
Consolidated Financial Statements

(Note: All amount except for percentages and per share data, in these financial statements are rounded down to the nearest unit)
1.	Items Relating to the Preparation of Consolidated Financial Statements
(1)	Adoption of the simplified method in accounting treatments: None

(2)	Changes in accounting treatments compared with the previous fiscal year: None

(3)	Changes in scope of consolidation and application of the equity method : Yes

Newly consolidated subsidiaries:	30 companies
Formerly consolidated subsidiaries:	1 company
Affiliates newly accounted for under the equity method:	4 companies
Affiliates formerly accounted for under the equity method:	3 companies
2.	Summary of the Consolidated Financial Results for the Nine Months Ended December 31, 2006 and 2005, and for the Year Ended March 31, 2006
1)	Consolidated Operating Results

	Nine Months Ended December 31,				Year Ended March 31,
	2006		2005		2006
	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(In millions except percentages)
Operating revenues	¥59,796	40.7%	¥42,508	34.3%	¥60,991	33.0%
Operating income	9,123	(3.1)	9,411	35.5	12,784	48.3
Ordinary income	8,922	(5.4)	9,434	32.4	12,785	48.8
Net income	831	(88.8)	7,438	13.3	9,033	38.4

	Nine Months Ended December 31,				Year Ended March 31,
	2006		2005		2006

	(In yen)
Net income per share:
Basic	¥0.30		¥5.85		¥6.91
Diluted	0.29		5.44		6.50

Notes:	1.	On April 1, 2006, NIS Group Co., Ltd. completed a 2-for-1 stock split.
	2.	The percentages indicated in the rows for operating revenues, operating income, ordinary income and net income represent the rates of increase (decrease) from the respective figures for the corresponding period of the previous fiscal year.

Japanese GAAP
Consolidated Financial Statements

Overview of Consolidated Operating Results
For the nine months ended December 31, 2006, the Japanese economy continued a steady recovery, backed by favorable corporate profitability, despite a slow down in private consumption growth. However, in the moneylending industry, the business environment has been significantly changing; amendments of the Moneylending Business Restriction Law and other laws related to the moneylending business were enacted in the extraordinary Diet session in December 2006 and, accordingly, the lowering of the maximum lending rate stipulated by the Contributions Law and the restriction on the total amount of advances per customer are scheduled to become effective in approximately 3 years.
In this business environment, NIS Group Co., Ltd. (the “Company”) and its consolidated subsidiaries (hereinafter collectively referred to as the “Group”) attempted to further expand business operations in order to restructure growth bases. In the loan business, the Company reduced interest rates of its financial products and implemented changes in its portfolio through shifting its target customers and focusing on secured loans. In addition, the Group prioritized allocation of managerial resources to growth businesses, such as loan servicing and the real estate business, and also sought to establish a business platform and system for financial businesses in China, centering on the leasing business.
As a result of these efforts, total operating revenues for the nine months ended December 31, 2006 were ¥59,796 million, an increase of ¥17,287 million, or 40.7%, compared with the corresponding period of the previous fiscal year. This is attributable to an increase in interest income and loan origination fees due to an increase in loans receivable centering on secured loans backed by real properties in the loan business, an increase in revenue from purchased loans in loan servicing, an increase in revenue from leases and installment loans due to expansion of the leasing business, and an increase in revenue from sales of real estate in the real estate business.
However, operating income for the nine months ended December 31, 2006 was ¥9,123 million, a decrease of ¥287 million, or 3.1%, compared with the corresponding period of the previous fiscal year. This is attributable to an increase in operating expenses such as costs of purchased loans collected and costs of sales of real estate due to an increase in operating revenues, and an increase in general and administrative expenses due to an increase in loan loss-related costs in the loan business. Consequently, ordinary income for the nine months ended December 31, 2006 was ¥8,922 million, a decrease of ¥511 million, or 5.4%, compared with the corresponding period of the previous fiscal year.
In addition, as a result of changes in the previous method for the estimation of reserve for losses on excess interest repayments based on the “Treatment in Audit concerning Reserve for Losses on Excess Interest Repayment Claims in Consumer Finance Companies” (the industry specification committee report No. 37) announced by the Japanese Institute of Certified Accountants (“JICPA”) on October 13, 2006, the Group recorded an adjustment to estimated excess interest repayment-related costs of ¥7,077 million as special losses, which was the difference between the previous estimation and the current estimation. As a result, net income for the nine months ended December 31, 2006 was ¥831 million, a decrease of ¥6,606 million, compared with the corresponding period of the previous fiscal year.

Japanese GAAP
Consolidated Financial Statements

2)	Changes in Consolidated Financial Position

	December 31,		March 31,
	2006	2005	2006

	(In millions except percentages and per share data)
Total assets	¥428,057	¥309,963	¥350,861
Net assets	86,812	78,176	79,824
Net worth ratio (%)	19.3%	25.2%	22.8%
Net assets per share (in yen)	29.04	57.82	58.35

Note: On April 1, 2006, the Company completed a 2-for-1 stock split.
3)	Consolidated Cash Flows

	Nine Months Ended December 31,		Year Ended March 31,
	2006	2005	2006

	(In millions)
Net cash used in operating activities	¥(66,043)	¥(51,207)	¥(89,882)
Net cash used in investing activities	(5,533)	(15,533)	(17,144)
Net cash provided by financing activities	75,275	61,595	102,574
Cash and cash equivalents at end of period	27,082	20,347	21,105

Overview of Changes in Consolidated Financial Position
I.	Assets, Liabilities and Net Assets

As of December 31, 2006, total assets were ¥428,057 million, an increase of ¥77,195 million, or 22.0%, compared with the end of the previous fiscal year. This increase is mainly attributable to an increase of ¥34,285 million, or 15.3%, in notes and loans receivable to ¥258,525 million, compared with the end of the previous fiscal year, due to an increase in secured loans backed by real properties, and an increase of ¥16,188 million, or 177.8%, in the balance of real estate for sale in the real estate business to ¥25,295 million, compared with the end of the previous fiscal year, due to an expansion of the real estate business and change in scope of consolidation concerning investment associations, as well as an increase of ¥22,540 million, or 74.7%, in the total balance of purchase loans receivable and real estate for sale in loan servicing to ¥52,705 million, due to an expansion of loan servicing.

Total liabilities were ¥341,245 million, an increase of ¥72,615 million, or 27.0%, compared with the end of the previous fiscal year, mainly due to an increase of ¥75,608 million, or 30.7%, in the total interest-bearing debt to ¥322,291 million, compared with the end of the previous fiscal year.

Net assets were ¥86,812 million, an increase of ¥4,580 million, or 5.6%, compared with the end of the previous fiscal year. This is mainly attributable to an increase of ¥1,561 million, or 64.9%, in minority interest to ¥3,969 million, and an increase of ¥8,987 million, or 32.8%, in the total amount of common stock and additional paid-in capital to ¥36,356 million, compared with the end of the previous fiscal year, due to factors such as a new share issuance through a third-party allotment to Sumitomo Mitsui Banking Corporation and conversions of convertible bonds. These contributing factors were partially offset by a decrease of ¥892 million, or 1.8%, in retained earnings to ¥48,147 million, due to dividend payments, while net income of ¥831 million for the nine months ended December 31, 2006 amounted to retained earning. In addition, the above contributing factors were also offset by unrealized losses on investment securities of ¥418 million as of December 31, 2006, a decrease of ¥5,516 million, compared to unrealized gains on investment securities of ¥5,097 million as of the end of the previous fiscal year, due to a decline in the stock prices of holding shares.

Consequently, the net worth ratio as of December 31, 2006 was 19.3%, a decrease of 3.5 points, compared with the end of the previous fiscal year.

Japanese GAAP
Consolidated Financial Statements

II.	Cash Flows

As of December 31, 2006, cash and cash equivalents were ¥27,082 million, an increase of ¥5,976 million, compared with the end of the previous fiscal year, including an increase in cash from newly-consolidated subsidiaries. Overviews of cash flows are as follows:

(Cash Flows from Operating Activities)
Cash flows from operating activities were ¥66,043 million used for the nine months ended December 31, 2006. This change was mainly attributable to ¥46,260 million in net origination of notes and loans receivable, ¥3,409 million in net acquisition of purchased loans receivable, ¥7,310 million in acquisition of real estate for sale in the real estate business, and ¥16,636 million in acquisition of real estate for sale in loan servicing, while income before income taxes and minority interest was ¥2,866 million.
(Cash Flows from Investing Activities)
Cash flows from investing activities were ¥5,533 million used for the nine months ended December 31, 2006. This change is mainly attributable to ¥4,168 million in net acquisition of investment securities.
(Cash Flows from Financing Activities)
Cash flows from financing activities were ¥75,275 million provided for the nine months ended December 31, 2006. This change is mainly attributable to ¥68,349 million in net proceeds from interest-bearing debt, and ¥7,840 million in net proceeds from the issuance of new shares.
3.	Consolidated Financial Forecasts for the Fiscal Year Ending March 31, 2007

Year Ending March 31, 2007

(In millions except per share data)
Operating revenues	¥76,000
Ordinary income	13,000
Net income	3,000
Net income per share (in yen)	1.05

Note:	Net income per share is calculated by using the number of outstanding shares of common stock as of December 31, 2006.
Full-year Forecasts and the Underlying Assumptions
No adjustment has been made to the financial forecasts from the last announcement on November 6, 2006.

Japanese GAAP
Consolidated Financial Statements

— Special Note Regarding Forward-looking Statements —
This document contains forward-looking statements about our industry, our business, our plans, our objectives, our consolidated and non-consolidated financial condition, and results of operations that are based on our current expectations, assumptions, estimates, and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct.
The risks that affect our business results, stock price and financial position are discussed below. The forward-looking statements in the financial statements are based on current management’s judgment as of February 5, 2007, the filing date.
Risks and uncertainties which may affect our business results are not limited to the factors listed below, as unknown risks and uncertainties may be as yet unexpected to us.
1.	Risks from business environment
(a)	Weak economic conditions

(b)	Intensified customer acquisition competition by entry of major financial institutions and IT companies

(c)	Misconduct by an employee or director, or negative publicity for our industry
2.	Regulations
(a)	Regulations under Japanese law
i)	Regulation concerning loan business
•	Regulation concerning interest rate

•	Regulation concerning loan operation
ii)	The Special Measures Law concerning the Claims Servicing Business

iii)	The Installment Sales Law

iv)	The Securities and Exchange Law

v)	Other related regulations
(b)	Regulations under U.S. law

(c)	Amendments to current laws and the growing variety of legal means with which our customers can seek protection from creditors
3.	Business risks
(a)	Funding and market interest rate

(b)	Reliability of our information or technological system and network

(c)	Influence on important decisions by the Chairman and Representative Director and his family

(d)	Operating assets portfolio

(e)	Risks concerning investments

(f)	Strategic alliance and joint ventures to acquire new customers

(g)	Risks concerning economic trends and liquidity in real estate-related businesses

Japanese GAAP
Consolidated Financial Statements

Attachment
1.	Consolidated Balance Sheets

	December 31,				March 31,
	2006	2005	Change		2006
	Amount	Amount	Amount	Percentage	Amount

		(In millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥27,877	¥21,675	¥6,201	28.6%	¥22,788
Notes and loans receivable	258,525	198,335	60,190	30.3	224,240
Purchased loans receivable	28,536	18,426	10,110	54.9	24,038
Real estate for sale — loan servicing	24,169	2,065	22,104	—	6,126
Real estate for sale — other businesses	25,295	7,063	18,232	258.1	9,107
Other	20,718	15,541	5,177	33.3	17,882
Allowance for loan losses	(13,765)	(9,066)	(4,698)	51.8	(9,572)

Total Current Assets	371,358	254,041	117,316	46.2	294,611

Fixed Assets:
Tangible fixed assets:
Assets held for leases	4,890	3,614	1,276	35.3	3,997
Land	825	825	—	—	825
Other	1,055	869	185	21.3	854

Total tangible fixed assets	6,771	5,310	1,461	27.5	5,677
Intangible fixed assets	2,375	2,533	(157)	(6.2)	2,458
Investments and other assets:
Investment securities	31,769	34,964	(3,195)	(9.1)	34,501
Other	23,062	16,601	6,460	38.9	17,478
Allowance for loan losses	(7,280)	(3,488)	(3,791)	108.7	(3,866)

Total investments and other assets	47,551	48,077	(526)	(1.1)	48,114

Total Fixed Assets	56,699	55,921	777	1.4	56,250

Total Assets	¥428,057	¥309,963	¥118,093	38.1%	¥350,861

Japanese GAAP
Consolidated Financial Statements

	December 31,				March 31,
	2006	2005	Change		2006
	Amount	Amount	Amount	Percentage	Amount

	(In millions except percentages)
LIABILITIES:
Current Liabilities:
Accounts payable	¥1,288	¥456	¥832	182.4%	¥345
Short-term borrowings	88,045	23,850	64,195	269.2	25,782
Current portion of long-term borrowings	78,610	60,841	17,768	29.2	58,384
Current portion of bonds	1,460	1,060	400	37.7	1,860
Current portion of convertible bonds	—	1,352	(1,352)	—	822
Commercial paper	24,000	24,000	—	—	30,000
Accrued income taxes	1,813	4,074	(2,260)	(55.5)	6,088
Accrued bonuses — employees	535	506	28	5.6	751
Accrued bonuses — directors and statutory auditors	54	—	54	—	—
Reserve for guarantee losses	928	590	338	57.2	629
Other	9,613	8,214	1,398	17.0	10,671

Total Current Liabilities	206,350	124,947	81,402	65.1	135,335

Long-term Liabilities:
Bonds	26,010	26,120	(110)	(0.4)	26,290
Long-term borrowings	74,312	71,149	3,163	4.4	81,873
Asset-backed securities	29,852	2,644	27,207	—	21,669
Accrued retirement benefits — directors and statutory auditors	379	530	(150)	(28.4)	381
Accrued retirement benefits — employees	—	260	(260)	—	—
Reserve for losses on excess interest repayments	3,731	—	3,731	—	—
Other	540	3,889	(3,349)	(86.1)	3,010

Total Long-term Liabilities	134,826	104,595	30,230	28.9	133,225

Statutory Reserve:
Reserve for securities transactions	68	68	—	—	68

Total Statutory Reserve	68	68	—	—	68

Total Liabilities	341,245	229,611	111,633	48.6	268,629

MINORITY INTEREST:
Minority interest	—	2,175	—	—	2,407

SHAREHOLDERS’ EQUITY:
Common Stock	—	11,583	—	—	11,848
Additional Paid-in Capital	—	14,855	—	—	15,519
Retained Earnings	—	47,445	—	—	49,040
Unrealized Gains on Investment Securities	—	6,376	—	—	5,097
Foreign Currency Translation Adjustments	—	107	—	—	150
Treasury Stock	—	(2,191)	—	—	(1,833)

Total Shareholders’ Equity	—	78,176	—	—	79,824

Total Liabilities, Minority Interest and Shareholders’ Equity	¥—	¥309,963	¥—	—%	¥350,861

Japanese GAAP
Consolidated Financial Statements

	December 31,				March 31,
	2006	2005	Change		2006
	Amount	Amount	Amount	Percentage	Amount

	(In millions except percentages)
NET ASSETS:
Shareholders’ Equity:
Common stock	¥16,289	¥—	¥—	—%	¥—
Additional paid-in capital	20,067	—	—	—	—
Retained earnings	48,147	—	—	—	—
Treasury stock	(1,575)	—	—	—	—

Total Shareholders’ Equity	82,928	—	—	—	—

Valuation and Translation Adjustments:
Unrealized losses on investment securities	(418)	—	—	—	—
Foreign currency translation adjustments	214	—	—	—	—

Total Valuation and Translation Adjustments	(204)	—	—	—	—

Issuance of Stock Acquisition Rights	118	—	—	—	—

Minority Interest	3,969	—	—	—	—

Total Net Assets	86,812	—	—	—	—

Total Liabilities and Net Assets	¥428,057	¥—	¥—	—%	¥—

Japanese GAAP
Consolidated Financial Statements
2.	Consolidated Statements of Income

	Nine Months Ended December 31,				Year Ended March 31,
	2006	2005	Change		2006
	Amount	Amount	Amount	Percentage	Amount

	(In millions except percentages)
Operating Revenues	¥59,796	¥42,508	¥17,287	40.7%	¥60,991
Operating Expenses	21,091	12,906	8,185	63.4	19,256

Operating Revenues, net	38,704	29,602	9,102	30.7	41,735
General and Administrative Expenses	29,581	20,191	9,389	46.5	28,950

Operating Income	9,123	9,411	(287)	(3.1)	12,784

Other Income	785	621	164	26.5	1,005
Other Expenses	986	597	388	65.1	1,004

Ordinary Income	8,922	9,434	(511)	(5.4)	12,785

Special Gains	1,766	4,054	(2,288)	(56.4)	4,171
Special Losses	7,822	337	7,484	—	645

Income Before Income Taxes and Minority Interest	2,866	13,151	(10,284)	(78.2)	16,311

Income taxes — current	3,288	5,647	(2,359)	(41.8)	7,674
Income taxes — deferred	(1,766)	(326)	(1,440)	441.0	(992)
Minority interest	514	392	121	31.0	596

Net Income	¥831	¥7,438	¥(6,606)	(88.8)%	¥9,033

Japanese GAAP
Consolidated Financial Statements

3.	Consolidated Statement of Changes in Net Assets

(April 1, 2006 ~ December 31, 2006)

	Shareholders’ Equity
		Additional Paid-in			Total Shareholders’
	Common stock	Capital	Retained Earnings	Treasury Stock	Equity

	(In millions)
Balance as of March 31, 2006	¥11,848	¥15,519	¥49,040	¥(1,833)	¥74,576

Changes in items for the nine months ended December 31, 2006:
Stock issuance	4,440	4,333	—	—	8,774
Full-year cash dividends for the year ended March 31, 2006	—	—	(1,503)	—	(1,503)
Half-year cash dividends for the year ending March 31, 2007	—	—	(455)	—	(455)
Directors’ and statutory auditors’ bonuses	—	—	(98)	—	(98)
Net income	—	—	831	—	831
Purchase of treasury stock	—	—	—	(0)	(0)
Sales of treasury stock	—	213	—	257	471
Decrease in affiliates accounted for under the equity method	—	—	356	—	356
Increase in consolidated subsidiaries	—	—	(24)	—	(24)
Net changes in items other than shareholders’ equity	—	—	—	—	—

Total changes for the nine months ended December 31, 2006	4,440	4,547	(892)	257	8,352

Balance as of December 31, 2006	¥16,289	¥20,067	¥48,147	¥(1,575)	¥82,928

	Valuation and Translation Adjustments
	Unrealized Gains	Foreign	Total	Issuance
	(Losses) on	Currency	Valuation and	of Stock
	Investment	Translation	Translation	Acquisition	Minority	Total
	Securities	Adjustments	Adjustments	Rights	Interest	Net Assets

	(In millions)
Balance as of March 31, 2006	¥5,097	¥150	¥5,248	¥—	¥2,407	¥82,232

Changes in items for the nine months ended December 31, 2006:
Stock issuance	—	—	—	—	—	8,774
Full-year cash dividends for the year ended March 31, 2006	—	—	—	—	—	(1,503)
Half-year cash dividends for the year ending March 31, 2007	—	—	—	—	—	(455)
Directors’ and statutory auditors’ bonuses	—	—	—	—	—	(98)
Net income	—	—	—	—	—	831
Purchase of treasury stock	—	—	—	—	—	(0)
Sales of treasury stock	—	—	—	—	—	471
Decrease in affiliates accounted for under the equity method	—	—	—	—	—	356
Increase in consolidated subsidiaries	—	—	—	—	—	(24)
Net changes in items other than shareholders’ equity	(5,516)	63	(5,452)	118	1,561	(3,772)

Total changes for the nine months ended December 31, 2006	(5,516)	63	(5,452)	118	1,561	4,580

Balance as of December 31, 2006	¥(418)	¥214	¥(204)	¥118	¥3,969	¥86,812

Note:	The amounts of cash dividends and directors’ and statutory auditors’ bonuses presented above are items of appropriation of earnings resolved at the 47th Annual Shareholders’ Meeting on June 24, 2006.

Japanese GAAP
Consolidated Financial Statements

4.	Consolidated Statements of Retained Earnings

	Nine Months Ended	Year Ended
	December 31, 2005	March 31, 2006
	Amount	Amount

	(In millions)
ADDITIONAL PAID-IN CAPITAL:
Additional Paid-in Capital at Beginning of Period	¥10,465	¥10,465
Increase in Additional Paid-in Capital:
Stock issuance from exercises of stock acquisition rights	3,785	4,050
Gains on sales of treasury stock	604	1,004

Total	4,389	5,054

Additional Paid-in Capital at End of Period	14,855	15,519

RETAINED EARNINGS:
Retained Earnings at Beginning of Period	42,659	42,659
Increase in Retained Earnings:
Net income	7,438	9,033

Total	7,438	9,033

Decrease in Retained Earnings:
Cash dividends	2,571	2,571
Directors’ and statutory auditors’ bonuses	80	80

Total	2,651	2,651

Retained Earnings at End of Period	¥47,445	¥49,040

Japanese GAAP
Consolidated Financial Statements

5.	Consolidated Statements of Cash Flows

			Year Ended
	Nine Months Ended December 31,		March 31,
	2006	2005	2006
	Amount	Amount	Amount

	(In millions)
Operating Activities:
Income before income taxes and minority interest	¥2,866	¥13,151	¥16,311
Depreciation and amortization	1,480	989	1,417
Increase in allowance for loan losses	7,607	731	1,615
Increase in reserve for losses on excess interest repayments	3,141	—	590
(Decrease) increase in accrued retirement benefits — employees	(265)	—	4
(Decrease) increase in accrued bonuses — employees	(216)	(187)	57
Increase in accrued bonuses — directors and statutory auditors	54	—	—
Interest and dividend income	(163)	(90)	(113)
Interest expenses	3,113	2,063	2,836
Gains on sales of fixed assets	(0)	—	(1)
Losses on sales of fixed assets	—	2	2
Losses on disposal of fixed assets	19	21	15
Gains on sales of investment securities	(1,245)	(4,048)	(4,170)
Impairment of investment securities	666	42	337
Charge-offs of loans receivable	8,718	8,311	8,785
Losses on change of equity interest	4	43	43
Increase in interest receivable	(259)	(169)	(166)
(Decrease) increase in advanced interest received	(28)	30	68
Directors’ and statutory auditors’ bonuses	(105)	(83)	(83)
Other	(2,847)	1,774	(3,562)

Sub-total	22,539	22,582	23,986

Interest and dividend received	164	89	113
Interest paid	(3,002)	(1,886)	(2,750)
Income taxes paid	(7,563)	(2,289)	(2,301)

Sub-total	12,138	18,496	19,047

Loan originations	(241,181)	(139,115)	(206,946)
Collections of loans receivable	194,921	84,934	126,054
Loans purchased	(12,330)	(9,780)	(17,853)
Collections of purchased loans	8,920	4,710	6,955
Proceeds from sales of purchased loans	—	700	711
Increase in real estate for sale — other businesses	(7,310)	(6,604)	(8,638)
Increase in real estate for sale — loan servicing	(16,636)	(989)	(5,093)
Purchases of assets held for leases	(2,116)	(2,431)	(2,973)
Increase in installment loans, net	(2,448)	(1,128)	(1,146)

Net cash used in operating activities	¥(66,043)	¥(51,207)	¥(89,882)

(Continued)

Japanese GAAP
Consolidated Financial Statements

(Continued)

	Nine Months Ended December 31,		Year Ended March 31,
	2006	2005	2006
	Amount	Amount	Amount

	(In millions)
Investing Activities:
Time deposits	¥(335)	¥(0)	¥(0)
Proceeds from withdrawal of time deposits	20	5	5
Purchases of tangible fixed assets	(311)	(125)	(183)
Proceeds from sales of tangible fixed assets	5	6	5
Purchases of intangible fixed assets	(228)	(163)	(216)
Purchases of investment securities	(7,475)	(14,135)	(16,253)
Proceeds from sales of investment securities	1,685	4,862	5,540
Proceeds from redemption of investment securities	1,620	—	—
Changes in cash from acquisition of subsidiaries	—	(554)	(554)
Proceeds from sales of investment in affiliates	718	—	—
Proceeds from (payments for) capital contributions	1,726	(5,910)	(5,808)
Other	(2,958)	481	321

Net cash used in investing activities	(5,533)	(15,533)	(17,144)

Financing Activities:
Deposits of restricted cash in banks	(2,656)	(1,308)	(1,662)
Proceeds from withdrawal of restricted cash in banks	3,858	418	418
Proceeds from short-term borrowings	207,125	44,993	95,088
Repayments of short-term borrowings	(144,858)	(31,657)	(79,843)
Proceeds from commercial paper	91,000	28,900	65,900
Payments for redemption of commercial paper	(97,000)	(8,400)	(39,400)
Proceeds from long-term borrowings	54,197	64,060	95,605
Repayments of long-term borrowings	(49,555)	(43,084)	(66,362)
Proceeds from bonds	487	17,416	18,407
Payments for redemption of bonds	(1,228)	(5,030)	(5,060)
Increase in asset-backed securities	19,440	—	19,912
Decrease in asset-backed securities	(11,257)	(4,027)	(5,002)
Cash collateral from share lending agreement	3,000	—	11,800
Redemption of cash collateral from share lending agreement	(4,760)	—	(7,300)
Increase in long-term deposits	(422)	(53)	(402)
Decrease in long-term deposits	334	201	293
Proceeds from issuance of new shares	7,840	—	—
Proceeds from issuance of new shares by subsidiaries	1,353	39	57
Dividends paid	(1,912)	(2,522)	(2,566)
Dividends paid to minority interest	(205)	(98)	(99)
Purchase of treasury stock	(0)	(2)	(2)
Proceeds from sales of treasury stock	471	1,452	2,211
Other	23	299	583

Net cash provided by financing activities	75,275	61,595	102,574

Effect of exchange rate changes on cash and cash equivalents	59	115	181
Net increase (decrease) in cash and cash equivalents	3,757	(5,029)	(4,271)
Cash and cash equivalents at beginning of period	21,105	25,376	25,376
Net increase in cash and cash equivalents from newly-consolidated subsidiaries	2,218	—	—

Cash and cash equivalents at end of period	¥27,082	¥20,347	¥21,105

Japanese GAAP
Consolidated Financial Statements

6.	Significant Items Relating to the Preparation of Consolidated Financial Statements
(1)	Scope of Consolidation

All subsidiaries are consolidated.
1.	Number of consolidated subsidiaries:	49 companies

2.	Names of consolidated subsidiaries:	Nissin Servicer Co., Ltd., NIS Securities Co., Ltd., Nissin Leasing (China) Co., Ltd., NIS Lease Co., Ltd., NIS Property Co., Ltd., NIS Real Estate Co., Ltd., Nissin Insurance Co., Ltd., Bird’s Eye Technological Investment Corporation, Woodnote Corporation, Aprek Co., Ltd., NIS Construction Co., Ltd., and 38 other companies

3.	10 companies, including NIS Construction Co., Ltd., were newly established and became consolidated subsidiaries during the nine months ended December 31, 2006. According to the Practical Issues Task Force (“PITF”) No. 20 “Practical Solutions in the Application of Control Criteria and Influence Criteria to Investment Associations” issued by the Accounting Standards Board of Japan (“ASBJ”) on September 8, 2006, the Group changed an accounting treatment regarding the scope of consolidation in order to apply the effective control method strictly to its investment associations. As a result of adoption of PITF No. 20, 20 investment associations, including Nishi-Shinjuku Investments Co., Ltd., were consolidated into the Group for the nine months ended December 31, 2006.

4.	CN Investments Co., Ltd., previously a consolidated subsidiary, became an affiliate accounted for under the equity method since the Group sold a part of its equity interests.
(2)	Application of the Equity Method
1.	Number of affiliates accounted for under the equity method:	11 companies

2.	Names of affiliates accounted for under the equity method:
Chuo Mitsui Finance Service Co., Ltd., Nippon Real Estate Rating Services Co., Ltd., STRATEC K.K. (former company name: Sanyo Pacific Investment Advisors Co., Ltd.), SN Co., Ltd., CN Capital Co., Ltd., CN Two Co., Ltd., Araigumi Co., Ltd., under the equity method: and 4 other companies

3.	The equity method is no longer applied to Shinsei Business Finance Co., Ltd., Nissin Medical Partners Co., Ltd., and Webcashing.com Co., Ltd. since the Group’s equity interest in Shinsei Business Finance decreased to less than 20%, Nissin Medical Partners completed its liquidation, and all ownership interest in Webcashing.com owned by the Group was sold to outside investors, respectively.

4.	Araigumi Co., Ltd. and CN Investments Co., Ltd. became affiliates accounted for under the equity method during the nine months ended December 31, 2006 since the Group acquired shares of Araigumi and the Group’s interest in CN Investments decreased to less than 50%, respectively. In addition, two other companies became affiliates accounted for under the equity method during the nine months ended December 31, 2006, due to capital contribution and new establishment by the Group.

5.	If the balance sheet date of an affiliate accounted for under the equity method is different from that of the Group’s consolidated financial statements, the Group’s consolidated financial statements are prepared by using such financial statements for the relevant accounting period with the exception of CN Two Co., Ltd. In addition, the Group’s consolidated financial statements are prepared by using CN Two’s adjusted financial statements as of and for the six months ended November 30, 2006.

Japanese GAAP
Consolidated Financial Statements

(3)	Balance Sheet Date of Consolidated Subsidiaries

The balance sheet dates of consolidated subsidiaries which are different from the date of the Company’s consolidated balance sheet are as follows:

Balance Sheet Date	Number of Companies	Balance Sheet Date	Number of Companies

December 31	21 companies	September 30	1 company
February 28	4 companies	October 31	1 company
June 30	2 companies	November 30	3 companies

For the consolidated subsidiaries above with a fiscal year ending June 30, the Group consolidates their temporarily prepared first quarter financial statements into the Group’s consolidated financial statements for the nine months ended December 31, 2006. For the consolidated subsidiaries above with a fiscal year ending September 30, October 31, and November 30, the Group consolidates their financial statements as of and for the year ended on their balance sheet dates, respectively, into the Group’s consolidated financial statements for the nine months ended December, 2006.

Between the subsidiaries above and other group companies which ended their third quarter-year accounting period on December 31, 2006, when there are significant transactions which have occurred, such transactions are adjusted in order to report correct consolidated financial positions and operating results for the nine months ended December 31, 2006.

Japanese GAAP
Consolidated Financial Statements
7.	Segment Information
1)	Business Segment Information
Business segment information for the nine months ended December 31, 2006 is as follows:

	Nine Months Ended December 31, 2006
	Integrated
	Financial	Loan	Real Estate	Other
	Services	Servicing	Business	Businesses	Total	Eliminations	Consolidated

	(In millions)
Operating revenues:
(1) Operating revenues from third parties	¥35,414	¥17,336	¥6,874	¥171	¥59,796	¥—	¥59,796
(2) Operating revenues from inter- segment sales or transfers	116	51	53	22	244	(244)	—

Total operating revenues	35,531	17,387	6,928	193	60,041	(244)	59,796

Operating expenses	33,337	13,132	4,787	481	51,739	(1,066)	50,672

Operating income (loss)	¥2,194	¥4,255	¥2,140	¥(288)	¥8,301	¥822	¥9,123

Business segment information for the nine months ended December 31, 2005 is as follows:

	Nine Months Ended December 31, 2005
	Integrated
	Financial	Loan	Real Estate	Other
	Services	Servicing	Business	Businesses	Total	Eliminations	Consolidated

	(In millions)
Operating revenues:
(1) Operating revenues from third parties	¥29,108	¥12,494	¥760	¥145	¥42,508	¥—	¥42,508
(2) Operating revenues from inter- segment sales or transfers	115	12	78	111	318	(318)	—

Total operating revenues	29,223	12,506	838	257	42,827	(318)	42,508

Operating expenses	23,372	9,445	665	306	33,789	(692)	33,097

Operating income (loss)	¥5,851	¥3,061	¥173	¥(48)	¥9,037	¥373	¥9,411

Business segment information for the year ended March 31, 2006 is as follows:

	Nine Months Ended December 31, 2006
	Integrated
	Financial	Loan	Real Estate	Other
	Services	Servicing	Business	Businesses	Total	Eliminations	Consolidated

	(In millions)
Operating revenues:
(1) Operating revenues from third parties	¥40,127	¥17,644	¥2,976	¥243	¥60,991	¥—	¥60,991
(2) Operating revenues from inter- segment sales or transfers	155	97	62	163	478	(478)	—

Total operating revenues	40,282	17,741	3,038	406	61,470	(478)	60,991

Operating expenses	33,113	12,746	2,848	468	49,177	(970)	48,207

Operating income (loss)	¥7,169	¥4,994	¥189	¥(61)	¥12,292	¥491	¥12,784

Japanese GAAP
Consolidated Financial Statements

Notes:	1.	Classification of business segments
Business segments are classified by taking into consideration the similarity in the nature and essence of businesses and the operating transactions.

	2.	Main description of each business segment
		(1) Integrated financial services:	Provider of loan products to consumers, small business owners, and sole proprietors
Provider of leases and other
Provider of guarantee services
Securities business
		(2) Loan servicing:	Management, collection, acquisition, and investment of specific money claims
		(3) Real estate business:	Real estate transaction
Real estate development
Asset management
		(4) Other businesses:	Business owner support services
Agent for insurance companies, and other

	3.	Changes in business segment
“Real Estate Business”, which was included in “Other Businesses” heretofore, is now disclosed as a separate segment for financial reporting purpose, beginning with the nine months ended December 31, 2006, due to an increase in its significance.
In addition, segment information for the nine months ended December 31, 2005 and the year ended March 31, 2006 were prepared on the same classification as that of the nine months ended December 31, 2006.

2)	Geographical Segment Information

Geographical segment information is omitted for the nine months ended December 31, 2006 and 2005, and the year ended March 31, 2006, as domestic operating revenues accounted for more than 90% of the total operating revenues for all segments during the corresponding period.

3)	Overseas Operating Revenues

Overseas operating revenues information is omitted for the nine months ended December 31, 2006 and 2005, and the year ended March 31, 2006, as overseas operating revenues accounted for less than 10% of the total operating revenues during the corresponding period.

Japanese GAAP
Consolidated Financial Statements
8.	Operating Data

Consolidated Operating Results
1)	Operating Revenues by Business Segment

	Nine Months Ended December 31,
	2006		2005		Change
		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	Percentage

	(In millions except percentages)
Integrated Financial Services:
Interest income from notes and loans receivable:
Notes receivable	¥158	0.3%	¥15	0.0%	¥142	915.9%
Business owner loans	12,726	21.3	12,430	29.2	296	2.4
Secured loans	5,651	9.4	1,690	4.0	3,961	234.3
Consumer loans	5,709	9.5	7,007	16.5	(1,297)	(18.5)

Total interest income from notes and loans receivable	24,246	40.5	21,143	49.7	3,103	14.7

Fee received	3,361	5.6	1,933	4.6	1,428	73.9
Guarantee fees received	1,373	2.3	986	2.3	387	39.3
Revenue from leases and installment loans	4,478	7.5	3,176	7.5	1,301	41.0
Other	1,953	3.3	1,869	4.4	84	4.5

Total	11,167	18.7	7,965	18.8	3,202	40.2

Sub-total	35,414	59.2	29,108	68.5	6,305	21.7

Loan Servicing:
Revenue from purchased loans	13,497	22.6	7,863	18.5	5,633	71.6
Other	3,838	6.4	4,630	10.9	(791)	(17.1)

Sub-total	17,336	29.0	12,494	29.4	4,841	38.8

Real Estate Business:
Revenue from sales of real estate	5,923	9.9	660	1.6	5,262	796.7
Other	951	1.6	99	0.2	851	855.0

Sub-total	6,874	11.5	760	1.8	6,114	804.4

Other Businesses:
Other	171	0.3	145	0.3	26	17.9

Total	¥59,796	100.0%	¥42,508	100.0%	¥17,287	40.7%

Notes:	1.	Business segments presented above are identical to the business segments presented in “Business Segment Information.”
		In addition, “Real Estate Business,” which was included in “Other Businesses” heretofore, is now disclosed as a separate segment for financial reporting purposes, beginning with the nine months ended December 31, 2006, due to an increase in its significance.
	2.	Consumption taxes are excluded from the amounts presented above.

Japanese GAAP
Consolidated Financial Statements

2)	Operating Assets by Business Segment

	December 31,
	2006		2005		Change
		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	Percentage

	(In millions except percentages)
Integrated Financial Services:
Notes and loans receivable:
Discount notes receivable	¥2,059	0.6%	¥2,547	1.1%	¥(487)	(19.2)%
Business owner loans	79,688	22.7	85,596	36.3	(5,907)	(6.9)
Secured loans	141,580	40.3	66,210	28.1	75,369	113.8
Consumer loans	35,197	10.0	43,981	18.7	(8,784)	(20.0)

Total notes and loans receivable	258,525	73.6	198,335	84.2	60,190	30.3

Assets held for finance leases, of which ownership is non-transferable:
Machinery	261	0.1	294	0.1	(32)	(11.1)
Equipment	2,936	0.8	2,099	0.9	837	39.9
Software	232	0.1	360	0.2	(127)	(35.5)
Other	30	0.0	40	0.0	(10)	(25.6)

Total assets held for finance leases, of which ownership is non-transferable	3,461	1.0	2,794	1.2	666	23.9

Assets held for operating leases	1,882	0.5	1,187	0.5	695	58.5
Installment loans	6,310	1.8	4,247	1.8	2,062	48.6
Other	3,043	0.9	1,516	0.6	1,526	100.6

Sub-total	273,223	77.8	208,082	88.3	65,140	31.3

Loan Servicing:
Purchased loans receivable	28,536	8.1	18,426	7.8	10,110	54.9
Real estate for sale — loan servicing	24,169	6.9	2,065	0.9	22,104	—

Sub-total	52,705	15.0	20,491	8.7	32,214	157.2

Real Estate Business:
Real estate for sale — real estate business	25,295	7.2	7,063	3.0	18,232	258.1

Sub-total	25,295	7.2	7,063	3.0	18,232	258.1

Total	¥351,224	100.0%	¥235,637	100.0%	¥115,586	49.1%

Notes:	1.	Installment loans represent the amount of the total installment loans less the amount of unearned revenue from installment loans.
	2.	In addition to those presented above, guaranteed borrowings outstanding in connection with the credit guarantee business in the integrated financial services segment are as follows:

	December 31,
	2006	2005	Change
	Amount	Amount	Amount	Percentage

	(In millions except percentages)
Guaranteed borrowings outstanding	¥17,306	¥11,196	¥6,110	54.6%

Note:	Guaranteed borrowings outstanding presented above are the amount after deduction of reserve for guarantee losses.

3.	Regarding business segments, “Real Estate Business” is now disclosed as a separate segment for financial reporting purposes, beginning with the nine months ended December 31, 2006, due to an increase in its significance.
As a result of this change, the balance of “Real estate for sale — real estate business” in “Real Estate Business” was added to the previous presentation for the nine months ended December 31, 2005.

Japanese GAAP
Consolidated Financial Statements
(Reference) The results of operations by quarters for the year ending March 31, 2007 and the year ended March 31, 2006 are as follows:
Year Ending March 31, 2007 (Consolidated)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(April 1, 2006 ~	(July 1, 2006 ~	(October 1, 2006 ~	(January 1, 2007 ~
	June 30, 2006)	September 30, 2006)	December 31, 2006)	March 31, 2007)

	(In millions except per share data)
Operating revenues	¥15,088	¥22,773	¥21,934	¥—
Operating income	2,266	4,085	2,772	—
Ordinary income	2,376	3,839	2,705	—
Income before income taxes and minority interest	3,187	(2,660)	2,340	—
Net income (loss)	1,645	(2,098)	1,284	—
Net income (loss) per share (in yen):
Basic	0.60	(0.74)	0.45	—
Diluted	0.59	—	0.45	—
Total assets	373,747	402,195	428,057	—
Net assets	88,960	85,548	86,812	—
Net assets per share (in yen)	30.60	28.81	29.04	—
Net cash used in operating activities	(17,552)	(29,871)	(18,619)	—
Net cash used in investing activities	(2,914)	(319)	(2,299)	—
Net cash provided by financing activities	27,618	23,481	24,175	—
Cash and cash equivalents at end of period	28,276	23,530	27,082	—

Note:	Diluted net income per share for the three months ended September 30, 2006 is not presented because of a net loss for the corresponding period.
Year Ended March 31, 2006 (Consolidated)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(April 1, 2005 ~	(July 1, 2005 ~	(October 1, 2005 ~	(January 1, 2006 ~
	June 30, 2005)	September 30, 2005)	December 31, 2005)	March 31, 2006)

	(In millions except per share data)
Operating revenues	¥11,730	¥16,656	¥14,121	¥18,482
Operating income	1,668	3,566	4,176	3,373
Ordinary income	1,775	3,442	4,216	3,350
Income before income taxes and minority interest	2,454	6,638	4,058	3,159
Net income	1,322	3,666	2,448	1,594
Net income per share (in yen):
Basic	2.12	5.83	1.88	1.10
Diluted	1.93	5.38	1.78	1.07
Net income per share after retroactive adjustment (in yen):
Basic	0.53	1.46	0.94	0.55
Diluted	0.49	1.35	0.89	0.54
Total assets	221,605	249,877	309,963	350,861
Shareholders’ equity	63,763	67,490	78,176	79,726
Shareholders’ equity per share (in yen)	102.10	105.57	57.82	58.35
Shareholders’ equity per share after retroactive adjustment (in yen)	25.53	26.39	28.91	29.18
Net cash used in operating activities	(2,240)	(10,795)	(38,171)	(38,675)
Net cash used in investing activities	(3,431)	(2,708)	(9,393)	(1,611)
Net cash (used in) provided by financing activities	(1,849)	21,545	41,899	40,978
Cash and cash equivalents at end of period	17,883	25,958	20,347	21,105

Note:	On each of November 18, 2005 and April 1, 2006, the Company completed a 2-for-1 stock split. The retroactively adjusted per share data figures were added in the presentation for the year ended March 31, 2006 to reflect these stock splits.